Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Apollo Global Management, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee(4)
Fees to Be Paid	Equity	6.75% Series A Mandatory Convertible Preferred Stock	457(r)	28,750,000	$50.00	$1,437,500,000	0.00011020	$158,412.5
	Equity	Common Stock, par value $0.00001 per share, issuable upon conversion of 6.75% Series A Mandatory Convertible Preferred Stock	Other	(3)				(4)
Fees Previously Paid	-	-	-	-	-	-		-
	Total Offering Amounts					$1,437,500,000		$158,412.5
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$158,412.5

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), Apollo Global Management, Inc. (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-271275), filed with the Securities and Exchange Commission (the “SEC”) on April 14, 2023. This filing fee exhibit is in connection with a final prospectus supplement (the “prospectus supplement”) dated August 8, 2023, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.

(2)

Assumes full exercise of the underwriters’ option to purchase up to an additional 3,750,000 shares of 6.75% Series A Mandatory Convertible Preferred Stock (the “Mandatory Convertible Preferred Stock”), solely to cover over-allotments, if any.

(3)

Includes (i) 17,428,250 shares of common stock, par value $0.00001 per share (“common stock”), issuable upon conversion of 28,750,000 shares of Mandatory Convertible Preferred Stock at the initial maximum conversion rate of 0.6062 shares of common stock per share of Mandatory Convertible Preferred Stock and (ii) up to 9,990,103 shares of common stock issuable upon conversion of 28,750,000 shares of Mandatory Convertible Preferred Stock on the mandatory conversion date or an early conversion date or upon a conversion during a fundamental change conversion period on account of unpaid dividends or issuable in lieu of cash dividends, based on the initial floor price of $28.87 per share of common stock, as described in the prospectus supplement. The number of shares of our common stock issuable upon conversion of the Mandatory Convertible Preferred Stock is subject to anti-dilution adjustments upon the occurrence of certain events described herein. Under Rule 416 of the Securities Act, the number of shares of common stock whose offer and sale are registered hereby includes an indeterminate number of shares of common stock that may be issued as a result of anti-dilution provisions of the Mandatory Convertible Preferred Stock.

(4)

Pursuant to Rule 457(i) under the Securities Act, there is no additional registration fee payable with respect to the common stock issuable upon conversion of the Mandatory Convertible Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.